Exhibit 99

CONTACTS:
Investors:	REGIS CORPORATION:
Jack Nielsen — Director of Finance — Investor Relations
(952) 947-7000

Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin
(212) 994-4660

For Immediate Release

REGIS REPORTS MARCH REVENUES GREW 18 PERCENT TO $199 MILLION
-March Consolidated Same-Store Sales Increased 3.4 Percent-

     MINNEAPOLIS, April 7, 2005 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 18 percent in March 2005 to a record $199 million, compared to $169 million a year ago. The Company’s consolidated same-store sales for March 2005 increased 3.4 percent. Same-store sales results were positively impacted by Easter taking place in the month of March this year compared to the month of April last year.

     Same-store sales were as follows:

	Monthly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	3.9%	-0.7%	3.1%	1.4%	0.0%	1.2%
MasterCuts	3.9	-4.2	2.2	0.7	-10.1	-1.9
Trade Secret	-1.3	3.1	2.5	2.0	9.2	8.3
Strip Center Salons	4.3	5.1	4.4	-0.8	0.7	-0.6
SmartStyle	7.0	5.8	6.5	7.3	11.0	8.6

Domestic Same-Store Sales	4.5%	2.6%	3.9%	1.4%	5.0%	2.5%

International Same-Store Sales	-4.0%	-1.7%	-3.4%	-2.0%	25.6%	3.9%

Consolidated Same-Store Sales	3.8%	2.4%	3.4%	1.2%	6.1%	2.6%

     International same-store sales for the month represent the 4-week period ended March 5, 2005 versus the 4-week period ended March 6, 2004.

	Quarterly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	1.1%	-2.7%	0.4%	0.9%	0.9%	0.9%
MasterCuts	1.2	-8.2	-0.9	0.5	-11.4	-2.5
Trade Secret	-4.1	0.0	-0.5	1.8	9.3	8.4
Strip Center Salons	2.6	2.9	2.6	-0.6	3.2	-0.1
SmartStyle	5.6	2.8	4.6	7.5	11.0	8.8

Domestic Same-Store Sales	2.3%	-0.2%	1.5%	1.3%	5.3%	2.5%

International Same-Store Sales	0.1%	1.1%	0.4%	-2.8%	36.2%	5.7%

Consolidated Same-Store Sales	2.1%	-0.1%	1.4%	1.0%	7.0%	2.8%

     International same-store sales for the quarter represent the 12-week period ended March 5, 2005 versus the 12-week period ended March 6, 2004.

     Regis Corporation’s consolidated revenues for the third quarter ended March 31, 2005, increased 16 percent to a record $556 million compared to $481 million a year ago. Consolidated same-store sales for the third quarter increased 1.4 percent.

     For the nine-month period ended March 31, 2005, the Company’s consolidated revenues increased 13 percent to a record $1.6 billion compared to consolidated revenues of $1.4 billion for the same period a year ago. Year-to-date consolidated same-store sales increased 0.9 percent.

     On April 27, 2005 the Company will release its third quarter results and will provide an initial outlook for fiscal year 2006. A conference call discussing third quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

     Regis Corporation (RGS) is the industry leader in the hair service business, which includes three distinct, but related, elements: beauty salons, hair restoration centers and beauty schools. As of December 31, 2004, the Company owned or franchised 10,412 hair salons, 91 hair restoration centers and 15 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 4, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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